UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

For Registration of Certain Classes of Securities

Pursuant to Section 12(b) or 12(g) of the

Securities Exchange Act of 1934

GC Aesthetics plc*

(Exact name of registrant as specified in its charter)

Ireland	Not applicable
(State of Incorporation)	(I.R.S. Employer Identification No.)

Suite 601, Q House, Furze Road Sandyford, Dublin 18, Ireland	Not applicable
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Ordinary Shares, €0.01 par value per share	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates (if applicable): 333-205197

Securities to be registered pursuant to Section 12(g) of the Act: None

*	Until immediately prior to the completion of the initial public offering described in GC Aesthetics plc’s Registration Statement on Form F-1 (File No. 333-205197), as originally filed with the Securities and Exchange Commission on June 24, 2015, as amended (the “Registration Statement”), GC Aesthetics plc will be a shell company. GC Aesthetics plc will not have conducted any operations (other than activities incidental to its formation, the share-for-share exchange described in the Registration Statement, and the initial public offering described therein). The separate entity through which we currently operate our business is Global Consolidated Aesthetics Limited, a private limited company organized under the laws of Ireland. Global Consolidated Aesthetics Limited and its subsidiaries will become subsidiaries of GC Aesthetics plc pursuant to a share-for-share exchange by which the existing shareholders of Global Consolidated Aesthetics Limited will exchange their shares in Global Consolidated Aesthetics Limited for shares having substantially the same rights in GC Aesthetics plc.

Item 1.	Description of Registrant’s Securities to be Registered.

GC Aesthetics plc (the “Registrant”) hereby incorporates by reference the description of its ordinary shares, €0.01 par value per share (the “Ordinary Shares”), to be registered hereunder, contained under the heading “Description of Share Capital” in the Registrant’s Registration Statement on Form F-1 (File No. 333-205197), as originally filed with the Securities and Exchange Commission (the “Commission”) on June 24, 2015, as amended (the “Registration Statement”). Any form of prospectus that constitutes part of the Registration Statement and is subsequently filed by the Registrant pursuant to Rule 424(b) under the Securities Act of 1933, as amended, shall be deemed incorporated herein by reference.

Item 2.	Exhibits.

Pursuant to the Instructions as to Exhibits, no exhibits are filed herewith or incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: August 3, 2015	GC Aesthetics plc

	By:	/s/ Ian Crosbie
	Name:	Ian Crosbie
	Title:	Chief Financial Officer